Exhibit 99.3

Swvl 3Q21 Earnings Prepared Remarks

Abdelrahman Sukar

Good morning and welcome to Swvl Inc.’s third quarter 2021 earnings call. A copy of our Q3 earnings press release issued on October 12th is available in the Investor Relations tab of our website at www.Swvl.com. Joining me on the call are Mostafa Kandil, our Cofounder and CEO, and Youssef Salem, our CFO, who will provide some additional color on the quarter as well as several of the recent announcements that we have made.

Before we begin, we would like to remind everyone that comments made by management today will contain forward-looking statements. These forward-looking statements include plans, expectations, estimates and projects that involve significant risks and uncertainties. These risks are discussed in the registration statement on Form F-4 filed by Pivotal Holdings Corp, a wholly owned subsidiary of the Company, in connection with the Company’s proposed business combination with Queen’s Gambit Growth Capital. Actual results may differ materially from the results discussed in these forward-looking statements.

In addition, during today’s call, management will refer to certain non-GAAP financial measures. Reconciliations to the most comparable GAAP financial measures are included in the schedules contained in our earnings report.

I will now turn the call over to Youssef to discuss our third quarter financial results. Youssef?

Youssef Salem

Thanks, Abdelrahman.

Despite the continued impact of the COVID-19 pandemic, we achieved exceptional third quarter results, drove significant growth in revenue, users, bookings, and utilization, and more than tripled our business year-over-year.

For the quarter, we reported $16.0 million of gross revenue, up 264% year-over-year, and 1,355% over the past three years and increased bookings by approximately 230% year-over-year to 9.0 million. We grew our base of active users by approximately 207% year-over-year to 507,700 as we continue to see strong demand for our safe, reliable, and affordable transportation services, and achieved an impressive 83% fleet utilization rate, which represents an improvement of 73% over the last three years.

Cairo, the first market where Swvl launched, is a useful illustration for the transformative and profitable potential of our business model as it scales and matures. There, we continue to see strong double-digit month on month growth and achieved 92% utilization, 31% gross margin and -2.9% net margin.

Our gross margin for the quarter was 17.6%, an improvement of 780% over the last two years, while net margin was -12.5%, an improvement of 279% over the last two years. Notably, Swvl turned net margin profitable during COVID-19 in the third quarter of 2020 to conserve cash, demonstrating our ability to strategically balance growth and profitability and navigate dynamic market environments.

Looking ahead, we are excited by our robust pipeline of 156 active TaaS/SaaS clients, which organically, amounts to approximately $180 million of annualized gross revenue. That is more than our current 2022 gross revenue estimates across our B2C/B2G, TaaS and SaaS businesses. We also continue to expand our geographic footprint, with multiple B2C city launches planned for the fourth quarter, and an active pipeline of accretive M&A opportunities, building on our signing of a definitive agreement for the acquisition of a controlling interest in Shotl in the third quarter.

Additionally, we were also able to realize meaningful efficiencies across our platform during the quarter. Over the last two years, we decreased the time it takes for route cohorts to reach over 60% utilization by approximately 89%, with route cohorts now reaching 60% utilization in just one month. And we achieved an approximately 33% decrease in the time taken for customer cohorts to reach more than $14 of revenue per month over the last two years, with customer cohorts now reaching more than $14 of revenue in two months. These strong fundamentals set the stage for continued growth, as routes are significantly exceeding breakeven utilization and riders are delivering more than double acquisition costs in their first month.

Turning now to our updated guidance for 2022.

Given the strength of our results, we have raised our full-year 2022 guidance by 10% and now expect to achieve 2022 gross revenue of $155 million, up from previous guidance of $141 million.

Overall, we are encouraged by what was a truly impressive quarter, and believe that the strong trends and improvements that we are seeing across the business will result in accelerated growth moving forward as we continue to execute our long-term growth strategy.

I will now turn the call over to Mostafa. Mostafa?

Mostafa Kandil

Thanks, Youssef.

I’d like to start by providing some additional color on several of the recent announcements that we have made, which have significantly advanced our long-term growth strategy as we progress towards the closing of our transformative business combination with Queen’s Gambit Growth Capital, currently expected to occur in the fourth quarter of 2021.

In connection with this transaction, we are pleased to have completed the pre-funding of $35.5 million of the $100 million aggregate PIPE subscription raised in connection with our proposed business combination with Queen’s Gambit. We saw strong demand from strategic and financial investors who participated in the pre-funding. The proceeds raised through the transaction are expected to accelerate our expansion efforts and to further our investment in Swvl’s proprietary technology platform. With this immediate infusion of growth capital, we are even better positioned to bring our transformative daily commuting, inter-city retail travel and TaaS offerings to new markets.

Shortly following our business combination agreement signing announcement, we announced the nomination of three highly experienced women and technology leaders – Victoria Grace, Lone Fønss Schrøder, and Esther Dyson – to the combined company’s board of directors upon completion of the transaction. With these nominations, we have made our commitment clear to ensuring that our leadership reflects the same diversity as our users and growing employee base, and we look forward to welcoming them to the Board.

Each of these highly accomplished women will provide a unique lens, deep financial and operational experience and global networks that will be instrumental in realizing our next phase of growth, and we are confident that we will create even greater value for all stakeholders moving forward. Building on these nominations, we announced the formation of an advisory committee, including two members of Queen’s Gambit’s board of directors, to focus on fostering continued diversity and inclusion as a public company.

We also announced a strategic partnership with Concordium, a leading blockchain technologies company, to, for the first time, leverage blockchain to develop transformative next generation mass transit systems. Concordium will provide us with a technology platform that aims to upgrade the mass transit travel experience for our customers, and is intended to solve highly-complex logistical challenges inherent in mass transit.

The partnership also advances our decarbonization efforts and smart, green mobility initiatives, while providing compelling benefits such as linking driver remuneration to performance in order to incentivize drivers to provide the best possible service, increase efficiency, enhance service quality, and make trips faster and cheaper. We look forward to providing additional updates on our progress over the coming months.

In terms of M&A, we announced the signing of a definitive agreement for the acquisition of a controlling interest in Shotl, a mass transit SaaS platform that partners with governments, municipalities and companies to reach populations living or working in low-density areas that are largely underserved by existing mass transit and ride sharing options. Their customers include senior citizens, and people with reduced mobility, who often lack equitable access to transportation.

The acquisition accelerates our growth strategy by expanding our platform into Europe a full year ahead of schedule, Brazil more than 6 months ahead of schedule, and APAC, which provides access to significant value creation opportunities. It also more than doubled our geographic footprint with the addition of 22 cities across 10 countries, demonstrating clear progress against our stated objective of achieving approximately $1 billion in annual gross revenue and be operating in more than 20 countries on five continents by 2025.

Shotl will now be able to leverage our proprietary technologies to further optimize routes and maximize vehicle load, all the while reducing traffic congestion. As a company that has made significant strides in advancing sustainable mass transit over the past several years, we are confident that Shotl’s market-leading technology and expertise will greatly contribute to the Swvl platform, advancing our mission to provide superior transportation alternatives for all. We continue to expect the transaction to close in the fourth quarter of this year.

Additionally, we expanded into five new cities in Saudi Arabia primarily through our TaaS offerings, including two cities within the cluster of Neom, Saudi Arabia’s new $500 billion smart mega-city. The expansion brings our market leading presence to 37 cities across 16 countries, as we continue to progress towards our expansion objectives.

Finally, we published our first annual ESG report. Swvl is a mission-driven company focused on leveraging our platform for the betterment of society, and we take the role that we play in the lives of all Swvl stakeholders extremely seriously. ESG is at the core of everything we do. Our “Right to Mobility” strategy, which is detailed in the report, is focused on addressing safety, accessibility, societal and environmental challenges with differentiated mobility solutions. It also highlights our commitment to helping underserved populations achieve greater social and economic equity by allowing them to go where they want to go, when they want to go in a sustainable matter. We encourage you to read a copy of the report, which is available at www.Swvl.com.

Overall, we are very pleased with the tremendous progress that we have made in such a short period of time. Our strong third quarter results clearly demonstrate strong momentum in our business, and we are confident that our transition to a public company will only accelerate our growth trajectory as we continue to disrupt mass transit on a global scale.

Additional Information and Where to Find It

This communication relates to a proposed transaction among Swvl, Pivotal Holdings Corp, a wholly owned subsidiary of Swvl, (“Holdings”) and Queen’s Gambit. This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction, Holdings filed a registration statement on Form F-4 (File No. 333-259800) (as amended, the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which includes a joint proxy statement/prospectus. Queen’s Gambit and Holdings also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Queen’s Gambit are urged to read the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS, ALL AMENDMENTS THERETO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION AND THE PARTIES TO THE BUSINESS COMBINATION. Investors and security holders can able to obtain copies of these documents and other documents filed with the SEC free of charge at www.sec.gov. The definitive proxy statement/final prospectus (if and when available) will be mailed to shareholders of Queen’s Gambit as of a record date to be established for voting on the business combination. Shareholders of Queen’s Gambit will also be able to obtain copies of the proxy statement/prospectus without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Queen’s Gambit Growth Capital, 55 Hudson Yards, 44th Floor, New York, New York, 10001.

Participants in the Solicitation

Queen’s Gambit, Swvl and Holdings and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Queen’s Gambit’s shareholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the business combination of the directors and officers of Holdings, Swvl and Queen’s Gambit in the Registration Statement. Information about Queen’s Gambit’s directors and executive officers is also available in Queen’s Gambit’s Annual Form 10-K for the fiscal year ended December 31, 2020 and other relevant materials filed with the SEC. You may obtain a free copy of these documents as described in the preceding paragraph.

Forward-Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the proposed business combination among Swvl, Holdings and Queen’s Gambit, the estimated or anticipated future results and benefits of the combined company following the business combination, including the likelihood and ability of the parties to successfully consummate the business combination, future opportunities for the combined company and other statements that are not historical facts.

These statements are based on the current expectations of Swvl and/or Queen’s Gambit’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Swvl and Queen’s Gambit. These statements are subject to a number of risks and uncertainties regarding Swvl’s business and the business combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political and business conditions, including but not limited to the economic and operational disruptions and other effects of the COVID-19 pandemic; the inability of the parties to consummate the business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the number of redemption requests made by Queen’s Gambit’s shareholders in connection with the business combination; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; the risk that the approval of the shareholders of Swvl or Queen’s Gambit for the potential transaction is not obtained; failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction or additional information that may later arise in connection with preparation of the Registration Statement and proxy materials, or after the consummation of the business combination as a result of the limited time Queen’s Gambit had to conduct due diligence; the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; the ability of the combined company to execute its growth strategy, manage growth profitably and retain its key employees; competition with other companies in the mobility industry; Swvl’s limited operating history and lack of experience as a public company; the lack of, or recent implementation of, certain policies and procedures to ensure compliance with applicable laws and regulations, including with respect to anti-bribery, anti-corruption, and cyber protection; the risk that Swvl is not able to execute its growth plan, which depends on rapid, international expansion; the risk that Swvl is unable to attract and retain consumers and qualified drivers and other high quality personnel; the risk that Swvl is unable to protect and enforce its intellectual property rights; the risk that Swvl is unable to determine rider demand to develop new offerings on its platform; the difficulty of obtaining required registrations, licenses, permits or approvals in jurisdictions in which Swvl currently operates or may in the future operate; the fact that Swvl currently operates in and intends to expand into jurisdictions that are, or have been, characterized by political instability, may have inadequate or limited regulatory and legal frameworks and may have limited, if any, treaties or other arrangements in place to protect foreign investment or involvement; the risk that Swvl’s drivers could be classified as employees, workers or quasi-employees in the jurisdictions they operate; the fact that Swvl has operations in countries known to experience high levels of corruption and is subject to territorial anti-corruption laws in these jurisdictions; the ability of Holdings to obtain or maintain the listing of its securities on a U.S. national securities exchange following the business combination; costs related to the business combination; Swvl’s pending acquisition of a controlling interest in Shotl may not be completed as anticipated, or if completed, may not be beneficial to Swvl as a result of the cost of integrating geographically disparate operations and the diversion of management’s attention from its existing business, among other things; and other risks that will be detailed from time to time in filings with the SEC. The foregoing list of risk factors is not exhaustive. There may be additional risks that Swvl presently does not know or that Swvl currently believes are immaterial that could also cause actual results to differ from those contained in forward-looking statements. In addition, forward-looking statements provide Swvl’s expectations, plans or forecasts of future events and views as of the date of this communication. Swvl anticipates that subsequent events and developments will cause Swvl’s assessments and projections to change. However, while Swvl may elect to update these forward-looking statements in the future, Swvl specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Swvl’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

This communication is for informational purposes only and is not a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as amended. This communication is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the business combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

###